Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-124835 on Form S-8 of First State Financial Corporation of our report dated March 13, 2009 which is incorporated by reference in the Annual Report on Form 10-K of First State Financial Corporation for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida
March 13, 2009